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Exhibit 4.7

Translation for information purpose only

CAISSE DES DEPOTS ET CONSIGNATIONS

Savings Management
 Financial Management
I.F. Director
Réf. DFFE -2004 -32
Catherine LE CORRE

Paris, March 16, 2004

By letter dated March 5, 2004, you have requested the approval of Caisse des Dépôts et Consignations to extend until May 31, 2004 (the "Extension") the waiver, approved in October 2003, to invoke, until March 31, 2004, its rights for certain Events of Default or Potential Events of Default against Euro Disney S.C.A. or Euro Disneyland S.N.C. (the "Waiver").

I am pleased to confirm the approval of the Caisse des Dépôts et Consignations of this extension and the terms and conditions of this extension.

This extension is strictly limited to the Events of Default or Potential Events of Default expressly referred to in the waiver and shall not extend and shall not be construed as extending to a waiver of any other Caisse des Dépôts et Consignations right not included in the Waiver.

Yours faithfully,

Jacques Ollivier

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  Exhibit 4.7